Filed pursuant to Rule 433

Registration No. 333-131810

DOMINION RESOURCES, INC.

FINAL TERM SHEET—CORRECTED

February 15, 2006

2002 Series A Senior Notes

Principal Amount of Original Issuance:	$330,000,000

Principal Amount Remarketed:	$329,908,750

Remarketing Date:	15-Feb-2006

Settlement Date:	21-Feb-2006

Final Maturity Date:	15-May-2008

Expected Credit Ratings (Moody’s/S&P/Fitch):	Baa1(neg watch)/BBB/BBB+

Interest Payment Dates:	Feb 15, May 15, Aug 15 & Nov 15

First Interest Payment Date:	15-May-2006

Treasury Benchmark:	4.375% due Jan 2008

Benchmark Yield:	4.687%

Spread to Benchmark:	+76bp

Reoffer Yield:	5.447%

Coupon:	5.687%

Price to Public:	100.5776%
(plus accrued interest from and including 15-Feb-2006 to but excluding 21-Feb-2006 at 5.75%)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Citigroup Global Markets Inc.         (877) 858-5407 (toll-free)